Exhibit 99.2


  Dobson Communications Completes Acquisition Of American Cellular Corporation;
                  Creates Ninth Largest U.S. Wireless Provider

OKLAHOMA CITY, August 19, 2003 (PRIMEZONE) -- Dobson Communications Corporation (Nasdaq:DCEL) today announced that it had completed its acquisition of American Cellular Corporation, following the successful restructuring of American Cellular's indebtedness and equity ownership.

"With almost 1.6 million subscribers, the new Dobson Communications is now the ninth largest wireless operator in the United States and the largest independent rural wireless provider," said Everett Dobson, chairman, chief executive officer and president. "The combined entity serves markets with a population of approximately 11.1 million. These are among the most strategically attractive markets in the United States, with excellent growth potential and relatively low wireless penetration, compared to the nation as a whole."

As of the quarter  ended June 30, 2003,  Dobson had reported  trailing 12 months
(TTM) total revenue of $584.6 million (Table 1); EBITDA of $265.6 million (TTM); and income from continuing operations of $44.9 million (TTM). As of the end of the second quarter of 2003, American had reported total revenue of $460.6 million (TTM); EBITDA of $195.6 million (TTM); and a loss from continuing operations of $418.9 million (TTM), which included a fourth quarter 2002 impairment of goodwill totaling $423.9 million. (For complete financial results and the Company's definition of EBITDA, please see the attached Tables 1 and 2, the Form 10-Q filings by Dobson and American Cellular for the quarter ended June 30, 2003, and the Form 10-K filings for the year ended December 31, 2002.)

As part of the acquisition and American Cellular restructuring, holders of $681.9 million outstanding principal amount of American Cellular 9-1/2% Senior Subordinated Notes (CUSIP No. 025058AF5) ("Notes") received approximately $48.7 million in cash, 43.9 million shares of newly issued Dobson Communications Class A common stock, and 681,900 shares of a new series of Dobson Communications convertible preferred stock, which has an aggregate liquidation preference of approximately $121.8 million and is convertible into a maximum of approximately
13.9 million shares of Dobson Communications Class A common stock.

Holders representing 97.4 percent of the outstanding principal amount of the Notes accepted the offer, and, as a result, American Cellular has become a wholly owned, indirect subsidiary of Dobson Communications. Dobson has agreed to file within 20 days a re-sale shelf registration statement for the shares of Class A common and the preferred stock issued or issuable in connection with the transaction.

AT&T Wireless (NYSE:AWE), which with Dobson acquired American Cellular in February 2000, no longer has an equity stake in the subsidiary. AT&T Wireless owns approximately 4.5 million shares of Dobson Communications common stock and recently signed long-term GSM/GPRS roaming agreements with both Dobson and American Cellular.

Dobson and American Cellular Consolidated

Dobson Communications stated that the restructured American Cellular's total operations combined with Dobson's operations now represent an entity with formidable competitive advantages. On a combined basis:

- The Company serves wireless customers in 16 states, including being the largest wireless operator in Alaska.

- The Company has a low-turnover, postpaid subscriber base in markets that it estimates are only 25 percent to 30 percent penetrated by wireless services. Dobson believes that its markets have substantial potential for growth.

- The Company's markets have a significantly lower level of competition than metropolitan U.S. markets. Dobson's networks are 100 percent digital and operate primarily in the 850 MHz spectrum, which is the most efficient spectrum frequency for outer suburban and rural markets. Dobson believes that the low density of population in its markets also presents an obstacle to entry by new competitors.

- Dobson's combined TDMA network comprises 1,720 cell sites throughout the continental United States and Alaska, and it is currently being overlaid with 2.5-generation, GSM/GPRS technology that will enable the Company to provide next-generation voice and data services.

- Approximately 72 percent of its subscribers are under contract, with the average length of contract at June 30, 2003 being 11.5 months for current subscribers. For the second quarter of 2003, the Company's combined customer churn averaged only 1.6%.

- In terms of future roaming revenue, Dobson has signed agreements to serve as Cingular's preferred roaming partner through December 2011, and with AT&T Wireless through 2008.

- Dobson and American Cellular have steadily reduced cash cost per user in recent quarters, compared with the same periods of the previous year. This has enabled the companies to increase average monthly profit per subscriber, which in turn has led to impressive gains in EBITDA margins. Dobson reported an EBITDA margin on total revenue of 49.1 percent for the quarter ended June 30, 2003, compared with 40.9 percent for the same quarter last year. American Cellular reported an EBITDA margin of 45.5 percent for the quarter ended June 30, 2003, compared with 40.6 percent for the same quarter last year.

"With this acquisition, we have strengthened our credit profile and can now further capitalize on our strong operating track record," Mr. Dobson said. "Given our combined footprint, strong market position and competitive strengths, we now look ahead to even greater achievements as we bring advanced wireless voice and data services to our customers in suburban and rural America."

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns or manages wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company's plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, the completion of the transactions involved in the American Cellular restructuring. A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Table 1

                        Dobson Communications Corporation

For the Quarter Ended   6/30/2002  9/30/2002  12/31/2002  3/31/2003  6/30/2003
                        ---------  ---------  ----------  ---------  ---------
                             ($ in thousands except per subscriber data)
                                            (unaudited)
 Operating Revenue
  Service revenue      $  86,867  $  89,700   $  86,717   $  87,305  $  93,614
  Roaming revenue         51,274     55,827      50,141      45,400     54,426
  Equipment &
   other revenue           4,205      5,531       4,382       5,388      6,202
                       ---------  ---------   ---------   ---------  ---------
 Total                   142,346    151,058     141,240     138,093    154,242
                       ---------  ---------   ---------   ---------  ---------
 Operating Expenses
  (excluding
  depreciation &
  amortization)
  Cost of service         38,701     37,910      35,618      32,775     35,803
  Cost of equipment       10,341     11,298      10,401       9,032      9,947
  Marketing & selling     17,457     17,683      16,022      14,458     15,347
  General &
   administrative         17,653     18,617      18,734      17,921     17,436
                       ---------  ---------   ---------   ---------  ---------
 Total                    84,152     85,508      80,775      74,186     78,533
                       ---------  ---------   ---------   ---------  ---------

 EBITDA (a)(b)(c)      $  58,194  $  65,550   $  60,465   $  63,907  $  75,709
                       =========  =========   =========   =========  =========

(a) Includes $1.8 million, $1.9 million, $1.8 million, $1.9 million and $2.1 million of EBITDA for the quarters ended June 30, 2002, September 30, 2002, December 31, 2002, March 31, 2003 and June 30, 2003, respectively, related to minority interests.

(b) A reconciliation of EBITDA to net (loss) income from continuing operations as determined in accordance with generally accepted accounting principles is as follows:

(Loss) income from continuing
  operations           $ (111,136) $ 10,408   $  4,522    $ 11,454   $ 18,551
 Add back non-EBITDA
  items included in
  (loss) income from
  continuing operations:
    Depreciation &
     amortization         (20,156)  (20,876)   (19,730)    (21,114)   (22,468)
  Interest expense        (28,414)  (29,139)   (26,408)    (24,659)   (24,074)
  Minority Interest        (1,507)   (1,946)    (1,652)     (1,619)    (1,785)
  Loss from investment
    in JV                (177,158)     --         --          --         --
  Other income
   (expense)                1,531     3,199     (5,373)      1,959      2,537
  Income tax benefit
   (expense)               56,374    (6,380)    (2,780)     (7,020)   (11,368)
                        --------- ---------  ---------   ---------  ---------
  EBITDA                $  58,194 $  65,550  $  60,465   $  63,907  $  75,709
                        ========= =========  =========   =========  =========

(c) EBITDA is defined as earnings (loss) from continuing operations before interest income, interest expense, income taxes, depreciation, amortization and other income. We believe that EBITDA and EBITDA margin are relevant and useful information, as they are important performance measurements used by Dobson management to measure the operating profits or losses of the Company's business. In addition, EBITDA is a metric used to measure the performance of Dobson's management team and to determine how and where to invest additional capital and other resources. EBITDA and EBITDA margin should be considered in addition to, but not as a substitute for other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. EBITDA and EBITDA margin, as Dobson defines them, may not be comparable to similarly titled measures reported by other companies.


 -----------------------------

 Table 2

                          American Cellular Corporation

 For the Quarter Ended  6/30/2002  9/30/2002  12/31/2002  3/31/2003  6/30/2003
                        ---------  ---------  ----------  ---------  ---------
                             ($ in thousands except per subscriber data)
                                           (unaudited)
 Operating Revenue
  Service revenue       $  76,260  $  79,430  $  76,267   $  75,176  $  78,120
  Roaming revenue          35,592     40,237     32,725      27,680     34,718
  Equipment &
   other revenue            3,958      4,535      3,943       3,634      4,099
                        ---------  ---------  ---------   ---------  ---------
      Total               115,810    124,202    112,935     106,490    116,937
                        ---------  ---------  ---------   ---------  ---------

 Operating Expenses
  (excluding
  depreciation &
  amortization)
   Cost of service         29,273     28,392     25,372      23,569     24,854
   Cost of equipment        7,704      9,053     10,003       8,909      9,182
   Marketing & selling     14,813     15,031     14,205      12,391     12,442
   General &
    administrative         16,956     18,396     18,258      17,694     17,253
                        ---------  ---------  ---------   ---------  ---------
     Total                 68,746     70,872     67,838      62,563     63,731
                        ---------  ---------  ---------   ---------  ---------

 EBITDA (a)             $  47,064  $  53,330  $  45,097   $  43,927  $  53,206
                        =========  =========  =========   =========  =========

(a) A reconciliation of EBITDA to net (loss) income as determined in accordance with generally accepted accounting principles is as follows:

 Net (loss) income      $(381,616) $   4,280  $(422,908)  $  (2,406) $   2,103
 Add back non-EBITDA
  items included in
  net (loss) income:
 Depreciation &
  amortization            (16,763)   (16,951)   (17,050)    (17,004)   (17,573)
 Interest expense         (38,781)   (29,926)   (32,756)    (31,254)   (31,211)
 Impairment of
  goodwill               (377,000)      --     (423,894)       --         --
 Other income (loss)          787        680        423         321       (917)
 Income tax benefit
  (expense)                 3,077     (2,853)     5,272       1,604     (1,402)
                        ---------  ---------  ---------   ---------  ---------
 EBITDA                 $  47,064  $  53,330  $  45,097   $  43,927  $  53,206
                        =========  =========  =========   =========  =========

CONTACT:
Dobson Communications
J. Warren Henry, Vice President, Investor Relations
(405) 529-8820